                                                              EXHIBIT - 11.1

EDGE PETROLEUM CORPORATION

COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------

                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                  --------------------------
                                                      1997          1996
Primary Calculation:

Shares issued in connection with the
 combination and assumed outstanding
   for all periods                                 4,701,361       4,701,361

Weighted average shares and equivalent
 shares outstanding:
   Issued in connection with the public
    offering                                       1,073,333
   Restricted stock                                   97,450
                                                  ----------      ----------

Weighted average common and common
 equivalent shares outstanding                     5,872,144       4,701,361
                                                  ==========      ==========
Net Income (Loss)                                 $  931,351      $  (92,496)
                                                  ==========      ==========

Primary Earnings (Loss) Per Share                      $0.16      $    (0.02)
                                                  ==========      ==========

The difference between primary and fully diluted earnings per share is not significant.